Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Tim Wallace
Chairman, Chief Executive Officer and President
February 17, 2011

Thank you Gail, and good morning everyone.

I am pleased with our accomplishments during the 4th quarter and for the year as a whole. Generally speaking, we are off to a good start in 2011. The severity of the winter weather during late January and early February had a slight impact on some of our businesses. Fortunately the weather factors have stabilized during the past week. I anticipate that each quarter during 2011will continue to have its own unique characteristics, challenges and opportunities based on the overall business climate. We are a very flexible company and will continue to adjust as the business climate shifts and demand fluctuates for our products and services.

Overall, the trend lines for most of our businesses are positive. I am very pleased with our businesses’ success in obtaining key orders during the last half of 2010. We are targeting orders that allow us to obtain operating leverage. We are highly interested in large orders which provide opportunities for productivity improvements. Our barge group was very successful in obtaining orders that filled their production openings for the majority of 2011. As a result, we expect them to achieve small amounts of operating leverage during the year.

During the fourth quarter, our structural wind towers business completed their latest round of reshuffling production schedules to accommodate customers whose wind energy projects were delayed. We tend to lose operating leverage when we reshuffle production. Our wind towers group has done a great job of minimizing the overall affects. We anticipate that demand for wind towers will be inconsistent until the industry resolves some fundamental issues. Fortunately, our wind towers business has a large backlog of orders.

Our Rail Group’s business volume hit bottom during the first half of 2010. In the last half of 2010, our railcar manufacturing businesses increased their production levels. This provided operating leverage that contributed to improved financial results during the 4th quarter. Our railcar leasing group slightly increased its fleet utilization during the 4th quarter.

Our highway products businesses continue to benefit from the successful integration of the company we acquired in early 2010.

Our overall performance reflects the talents and hard work of our people; the diversification of our businesses; our emphasis on operational excellence; and the strength of our market leadership positions. We are fortunate to have a highly-seasoned group of employees.

I will now turn it over to Steve Menzies for his comments.